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EXHIBIT 11 - Statement re computation of per share earnings

                             SUIZA FOODS CORPORATION
               (In thousands, except share and per-share amounts)

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                                                                       Three Months ended                 Six Months ended
                                                                            June 30,                          June 30,
                                                                  ----------------------------      ----------------------------
                                                                     2000             1999             2000              1999
                                                                  -----------      -----------      -----------      -----------
Basic EPS computation:
  Numerator:
    Income before extraordinary items                             $    33,533      $    32,147      $    54,127      $    53,020
                                                                  -----------      -----------      -----------      -----------

    Income applicable to common stock                             $    33,533      $    32,147      $    54,127      $    53,020
                                                                  ===========      ===========      ===========      ===========

  DENOMINATOR:
    AVERAGE COMMON SHARES                                          28,896,573       33,730,348       28,984,020       33,686,492
                                                                  ===========      ===========      ===========      ===========

Basic EPS before extraordinary items                              $      1.16      $      0.95      $      1.87      $      1.57
                                                                  ===========      ===========      ===========      ===========

Diluted EPS calculation:
  Numerator:
    Income before extraordinary items                             $    33,533      $    32,147      $    54,127      $    53,020
    Net effect on earnings from conversion of mandatorily
        redeemable convertible preferred securities                     5,331            5,981           10,671           11,962
                                                                  -----------      -----------      -----------      -----------

    INCOME APPLICABLE TO COMMON STOCK                             $    38,864      $    38,128      $    64,798      $    64,982
                                                                  ===========      ===========      ===========      ===========

  Denominator:
    Average common shares - basic                                  28,896,573       33,730,348       28,984,020       33,686,492
    Stock option conversion                                           758,345          979,300          787,323        1,062,954
    Dilutive effect of conversion of mandatorily
      redeemable convertible preferred securities                   7,667,534        9,096,105        7,698,931        9,096,132
                                                                  -----------      -----------      -----------      -----------

    Average common shares - diluted                                37,322,452       43,805,753       37,470,274       43,845,578
                                                                  ===========      ===========      ===========      ===========

Diluted EPS before extraordinary items                            $      1.04      $      0.87      $      1.73      $      1.48
                                                                  ===========      ===========      ===========      ===========
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